Investor Fact Sheet
Ticker Symbol: NASDAQ: CEMI
www.chembio.com

Business Summary & Investment Highlights

Chembio Diagnostics, Inc., (Chembio), through its wholly-owned subsidiary Chembio Diagnostic Systems, Inc. develops, manufactures, licenses and markets point-of-care testing (POCT) products. Chembio created and patented a new revolutionary technology called Dual Path Platform (DPP®). The technology is addressing critical market requirements in the infectious diseases testing market and other growing markets. Products under development, both OEM and branded, are anticipated to create significant new revenue streams that will add to Chembio’s core business of rapid HIV tests.

•	Three Consecutive Years of Profitability and Revenue Growth

•	Strategy is to create core business of public health and women’s health products to be complemented by OEM and selected out-licensing opportunities.

•	Robust pipeline of POCT products for infectious diseases based on Chembio’s patented DPP® technology.

•
Products developed on DPP® platform include oral fluid HIV test anticipated to be reviewed by FDA during 2012.   Unique Syphilis test will be undergoing US FDA regulatory evaluations/submission in 2012.  Several other products and collaborations in pipeline.

•	Unique opportunity to participate in nascent U.S. market for OTC HIV tests with multiple product offerings.

•	Five DPP® products approved in Brazil during 2010-11 are anticipated to generate at least $9MM in 2012 revenues as compared with $4.5MM in 2011.

Selected Financial Information

Stock Information
Ticker Symbol: CEMI
Price 07/31/2012   $4.98
52 Week High      $5.24
52 Week Low $1.61
Outstanding Shares (MM) 8.0
Market Capitalization (MM) $39.8
Fully Diluted (FD) Shares 8.7
Management Holding-FD 15
Average Daily Vol. (3 Mos) 10,600

Major Beneficial Holders Beneficial Shares Owned (MM)
Lawrence Siebert: 915
Alere North America, Inc.: 671

Balance Sheet Data ($000s)	Jun’12	Dec ‘11
Cash	$4,390	$ 3,011
Accts. Receivable	2,216	2,998
Inventories	3,141	2,300
Other Current Assets	736	682
Total Current Assets	10,483	8,991
Net Fixed Assets	1,144	1,062
Other Assets	5,088	5,432
Total Assets	16,715	15,486
Total Current Liab.	3,106	2,858
Total Other Liab.	108	133
Total Liabilities	3,214	2,991
Total Equity	13,501	12,495
Total Liabilities & Stockholders’ Equity	$16,715	$15,486

Selected Comparative Historical Financial Data

	For the Quarter Ended/ For the Six Months Ended/ For the						Year Ended
$(000s)	Q2’12	Q2’11	Q2’12	Q2’11	2011	2010	2009
Total Revenues	$6,084	$3,614	12,727	7,250	$19,388	$ 16,705	$13,834
Cost of sales	3,513	1,564	6,833	3,273	9,998	8,604	7,974
Gross Profit	2,571	2,050	5,904	3,977	9,390	8,101	5,860
	42.3%	56.7%	46.4%	54.9%	48.4%	48.5%	42.4%
R&D Expense	979	1,165	2,358	2,455	4,878	2,586	2,884
SG&A Expense	1,079	688	2,313	1,464	3,424	2,941	2,659
Operating Income	513	197	1,233	58	1,088	2,574	317
Other Inc. (Expense)	(1)	(2)	(2)	(5)	(12)	(15)	(8)
Net Income -PreTax	512	(195)	1,231	53	1,076	2,559	309
Inc. Tax(Ben.) Prov.	203	-	489	-	(5,133)	-	-
Net Income	$309	($195)	$742	$53	$6,209
Net Income - per Share	$0.04	$0.02	0.09	.01	$0.10	$ 0.04	$ 0.00
Wt. Avg. No. Shares (MM)	7.987	7.882	7.961	7.834	63.328	62.103	61.946
Working capital	$7,377	4,676	7,377	4,676	6,134	$ 4,560	$ 1,494
Total assets	16,715	8,435	16,715	8,435	15,486	9,086	6,315
Total liabilities	3,214	2,238	3,214	2,238	2,991	3,277	3,227
Equity	13,501	8,435	13,501	8,435	12,495	5,809	3,088

Chembio Diagnostics, Inc.	Investor Relations	Company Contact
3661 Horseblock Road	Lippert-Heilshorn & Associates	Susan Norcott
Medford, NY 11763	Anne-Marie Fields, Vice President	631-924-1135 x125
Ph. 631-924-1135	(212) 838-3777	snorcott@chembio.com
Fax 631-924-2065	AFields@lhai.com
www.chembio.com

PAGE 2 – See Graphics

DPP® Technology
Competitive Advantages For POC Testing

• Improved Sensitivity - enabled by more efficient binding method
• Easier Multiplexing - due to even and direct distribution of sample to multiple test lines
• Enhanced Sample Control - as result of independent sample migration path
• Clearer Results - efficient binding allows for improved functionality of instruments for reading and reporting of qualitative or quantitative results

Chembio’s Dual Path Platform (DPP®) Patented in 2007  (see graphic)

Chembio’s Lateral Flow Rapid HIV Tests Marketed Exclusively in the USA by Alere North America, Inc.

Senior Management Team
Lawrence A. Siebert, Chairman & CEO, over 25 years of management and financing experience
Richard J. Larkin, CFO, over 25 years of operational and financial experience
Javan Esfandiari, SVP R&D, over 15 years of experience in development of in-vitro point-of- care products

Independent Members of Board of Directors
Katherine Davis - Former Lieutenant Governor and numerous other leadership positions for the State of Indiana; former senior executive of Cummins, Inc. (NYSE:CMI)
Dr. Barbara DeBuono – Former New York Commissioner of Health and Rhode Island Director of Health; other positions in domestic and international medical services
Dr. Peter Kissinger – Has founded and/or led 3 biotechnology and/or biomedical technology companies, including a publicly-traded NASDAQ company
Dr. Gary Meller - Broad experience in medical and information technology and pharmaceutical product development

Except for the historical information contained herein, the matters discussed in this document are forward-looking statements, the accuracy of which is subject to risks and uncertainties. Please refer to Chembio Diagnostic’s Inc. most recent Form 10-K and Forms 10-Q for additional information about the Company and related risks. –May 2012.